Exhibit 10.11

Modification to Option Agreements

All Employee Option Agreements entered into since 2005 have included a provision regarding retirement of the employee.  In particular, if the optionee’s employment with Hexcel terminates other than for cause and other than as a result of death at a time when the employee is 65, or 55 with five or more years of service, then the option would continue to vest on its normal vesting schedule, and the employee would have three years from the date of termination of employment to exercise the option (provided that the option could not be exercised after the end of the ten-year term).  Employee Option Agreements entered into prior to 2005 with our senior executives contained a similar provision regarding retirement of the employee that also provided for a three-year period to exercise the option after termination of employment.

Effective as of January 1, 2009, all of these Employee Option Agreements were modified to change the post-retirement period of exercisability from three years to five years, provided that the option can not be exercised beyond the end of the ten-year term.